UNITED STATES
                    SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C.  20549

                                 FORM 8-K

                              CURRENT REPORT

  Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


    Date of Report (Date of earliest event reported):  February 14, 2006

                         Rapid Link, Incorporated
           ------------------------------------------------------
           (Exact name of Registrant as specified in its charter)


          Delaware                     0-22636                 75-2461665
 ----------------------------        ------------         -------------------
 (State or other jurisdiction        (Commission            (I.R.S. Employer
       of incorporation              File Number)         Identification No.)


                     17383 Sunset Boulevard, Suite 350
                       Los Angeles, California 90272
       ------------------------------------------------------------
       (Address of principal executive offices, including Zip Code)


     Registrant's telephone number, including area code (310) 566-1700


                              Not Applicable
       -------------------------------------------------------------
       (Former name or former address, if changed since last report)

 Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

 [ ] Written communications pursuant to Rule 425 under the Securities
     Act (17 CFR 230.425)

 [ ] Soliciting material pursuant to Rule 14a-12 under the Exchange
     Act (17 CFR 230.14a-12)

 [ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

 [ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

 Item 1.01  Entry into a Material Definitive Agreement

 On February 14, 2006, Rapid Link, Incorporated entered into a binding letter of intent to acquire all of the issued and outstanding shares of capital stock of Telenational Communications Inc., a privately owned Delaware corporation that is a provider of domestic and international long distance services. Pursuant to the terms of the letter of intent, in payment of the purchase price, we will issue common stock and cash consideration to the shareholders of Telenational as follows:

        (a) $1.0 million in cash and 9,587,500 shares of our common stock, within five days of the closing of the acquisition, provided that Telenational's monthly retail and wholesale gross margin combined averages at least $300,000 per month ("Average Gross Margin") for the calendar year ended December 31, 2005. If the actual gross margin is less than the Average Gross Margin, the stock portion of the purchase price will be reduced proportionately;

        (b) $500,000 in cash, payable within 90 days of closing, provided that the actual gross margin during this 90-day period is greater than the Average Gross Margin. If the actual gross margin is less than the Average Gross Margin, this cash payment will be reduced proportionately;

        (c) 9,587,500 shares immediately following the 12-month anniversary of the closing, provided gross margin for the 12-month period is not less than $3.6 million ("Target Gross Margin"), subject to adjustment based on any shortfall as determined in accordance with (a) above. The purchase price (adjusted downward for this calculation by 25%) will be proportionately reduced by the percentage shortfall of the actual gross margin achieved against the Target Gross Margin. Any reduction in the adjusted purchase price will be applied against this stock portion of the purchase price.

 At the closing date of this acquisition, the shareholders of Telenational will provide a working capital loan to our Company in the amount of $200,000. This loan will be payable in 12 equal monthly installments of principal and interest. The loan will accrue interest at the rate of eight percent per annum and will mature on the 12-month anniversary of the closing of this transaction.

 We have also agreed to grant piggy-back registration rights to Telenational, whereby we will register the common stock issued in connection with the acquisition if our Company files a registration statement after the closing date, subject to certain approvals and customary conditions and limitations.

 The closing date is expected to occur no later than April 30, 2006, unless postponed by mutual consent of the parties. The acquisition is subject to the execution of a definitive acquisition agreement with mutually acceptable terms and is subject to customary closing conditions. In the event either party terminates the letter of intent prior to the execution of a definitive agreement, it must pay the other party a break-up fee in the amount of $150,000, payable in cash. However, neither party will be required to pay a break-up fee if the letter of intent is terminated prior to the execution of a definitive agreement due to a breach of the letter of intent for any reason beyond the control of either party, or by us if certain conditions are not met, including our ability to obtain financing necessary to fund the cash portion of the purchase price.

 c) Exhibits

 Exhibit Number    Description
 --------------    ----------------------------------------------------------
     10.1          Letter of Intent to acquire Telenational
                   Communications, Inc.

     99.1          Press release dated February 15, 2006



                                  SIGNATURES


 Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                              Rapid Link, Incorporated


 Date:  February 16, 2006     By: /s/ Allen Sciarillo
                                  -----------------------------------------
                                  Allen Sciarillo
                                  Chief Financial Officer, Secretary,
                                  (Principal Accounting Officer and
                                  Principal Financial Officer) and Director